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                          ECOGEN INC. AND SUBSIDIARIES                Exhibit 11

                Statement Re: Computation of Earnings Per Share

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                                                                Three Months Ended              Nine Months Ended
                                                                     July 31,                       July 31,
                                                               2002            2001            2002           2001
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
I. Basic Income (Loss) Per Share

Net income (loss)                                             2,152,364       (618,447)      1,139,551     (2,902,965)

Dividends on preferred stock                                     89,874        134,785         274,845        396,990
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Net income available (loss allocable) to
    common stockholders                                     $ 2,062,490      ($753,232)     $  864,706    ($3,299,955)
=========================================================================================================================

Weighted average number of common
     shares outstanding                                       4,178,000      1,428,000       3,985,000      1,390,000
=========================================================================================================================

=========================================================================================================================
Basic net income (loss) per common share                    $      0.49         ($0.53)     $     0.22         ($2.37)
=========================================================================================================================

II. Diluted Income (Loss) Per Share

Net income                                                  $ 2,152,364            N/A      $1,139,551            N/A
==========================================================================                =============

Weighted average common shares outstanding
   for the period                                             4,178,000            N/A       3,985,000            N/A

Common Shares issuable with respect to:
   Series 2000-A Preferred Stock                              1,030,000            N/A       1,030,000            N/A
   Series 1998 C Preferred Stock                              3,476,000            N/A       3,476,000            N/A
   Contingent shares in connection with an
       acquisition                                           58,649,000            N/A      58,649,000            N/A
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Adjusted weighted average number of common
      shares outstanding                                     67,333,000            N/A      67,140,000            N/A
==========================================================================                =============

Diluted net income (loss) per common share                  $      0.03            N/A           $0.02            N/A
==========================================================================                =============
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N/A: Basic and diluted net loss per share were the same in fiscal 2001 because all common stock equivalents were antidilutive as a result of the net loss for each of the respective periods.